Exhibit 99.1

Garmin Reports Record Fourth Quarter and Fiscal Year,
Provides 2005 Guidance, Announces 2005 Annual Meeting

CAYMAN ISLANDS, February 9, 2005/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced a record fourth quarter and fiscal year ended December 25, 2004. Revenue and net income both exceeded the guidance previously given by the company. The company’s consumer segment experienced 27 percent revenue growth during the fourth quarter and 31 percent during 2004. The aviation segment also contributed revenue growth of 42 percent for the quarter and for the full year, which led to overall revenue growth of 33 percent for the year.

“2004 was another good year for Garmin. We introduced a record number (fifty) of new products in 2004. These products, which include many recreational and automotive units with beautiful TFT color displays, and a marine network system, which integrated our chart plotters, sounders, XM satellite weather receivers and radar, have all been very well received by the market,” said Dr. Min Kao, CEO of Garmin Ltd. “Consumer awareness and interest in the utility of GPS navigation continue to grow, and we experienced strong demand across all product lines,” continued Dr. Kao. Over 2.3 million Garmin products were shipped in 2004, raising the company’s total to over ten million shipped to date, which is an important benchmark of the strength of the Garmin brand. The company also completed certification of its G1000 integrated cockpit for a total of six aircraft models (the Cessna 182 and 206, Diamond DA40 and DA42, and Mooney Ovation2 and Bravo) and started shipping this acclaimed integrated avionics system during the year.

“I am pleased to report that, with much hard work and additional investment in people and equipment, we have overcome most of the component shortage and product delivery challenges that were experienced during 2004. We were able to meet most of the product demands in the fourth quarter and, have additionally replenished our inventory to meet the anticipated demands for the coming marine and spring seasons,” said Dr. Kao.

Fourth Quarter 2004

Revenue for the quarter increased 30 percent to $220.9 million from $170.1 million in the year-ago quarter, above guidance given of $200-$204 million. Net income decreased to $47.6 million, or $0.44 diluted earnings per share, compared to $54.6 million or $0.50 diluted earnings per share in the year-ago quarter. Fourth quarter net income included a $25.3 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.63 compared to $0.47 in the year-ago quarter, exceeding quarterly guidance of $0.50 — $0.54.

Consumer revenue for the fourth quarter totaled $173.7 million – a 27 percent growth compared to the fourth quarter of 2003. Aviation revenue totaled $47.2 million – a 42 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 718,000 from 591,000 – representing an increase of 21 percent.

Revenue increased across North American and European regions during the fourth quarter of fiscal 2003 when compared to the year-ago quarter:

      —   North America revenue was $164.0 million compared to $130.0 million, up 26 percent.
      —   Europe revenue was $47.8 million compared to $34.0 million, up 41 percent.
      —   Asia revenue was $9.1 million compared to $6.1 million, up 49 percent.

“We are pleased with our financial results for the fourth quarter and fiscal year 2004,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer business has now logged its thirteenth consecutive quarter of year-over-year revenue growth in excess of twenty percent. Gross margins came in above our expectations at 54.7 percent for the fourth quarter. We also generated $37.2 million of free cash flow (defined as operating cash flow less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $573.6 million at the end of fiscal 2004.” The company believes that free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

Fiscal 2004 Results

Revenue for the fiscal year ending December 25, 2004 was $762.5 million – up 33 percent from the $573 million generated in the year-ago period, above guidance given of $742 — $746 million. Net income increased to $205.7 million, or $1.89 diluted earnings per share, compared to $178.6 million or $1.64 diluted earnings per share in the year-ago period. On a year-to-date basis, foreign currency fluctuations in 2004 resulted in a $24.8 million currency loss. Excluding the effects of foreign currency, diluted EPS for 2004 was $2.07, which exceeded annual guidance of $1.95-$1.98.

Consumer revenue for the fiscal year totaled $591.0 million – a 31 percent growth compared to fiscal 2003. Aviation revenue totaled $171.5 million – a 42 percent increase compared to fiscal 2003. Total units sold for the period increased to 2,306,000 from 2,066,000 – representing an increase of 12 percent.

Revenue increased across all geographic regions during fiscal 2004 when compared to 2003:

      —   North America revenue was $531.5 million compared to $414.6 million, up 28 percent.
      —   Europe revenue was $196.9 million compared to $133.2 million, up 48 percent.
      —   Asia revenue was $34.1 million compared to $25.2 million, up 35 percent.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

2005 Outlook

Garmin remains committed to expansion of its growing range of products and its ability to serve distributors and customers around the world. The Company looks forward to the following growth opportunities in 2005:

o	The introduction of approximately sixty new products during 2005 across both our consumer and aviation segments.

o	Our recently announced partnership with Chrysler’s MOPAR division to provide the Navus premium auto navigation product to a number of Chrysler, Dodge, and Jeep models.

o	Continued solid growth in the aviation segment, spurred by a full year of G1000 avionics sales into popular general aviation aircraft models from Cessna, Diamond, and Mooney, as well as additional aircraft models scheduled for certification during 2005.

Diluted EPS for fiscal year 2005, excluding effects of foreign currency, is estimated to be in the range of $2.30 to $2.38 on estimated revenues of $890 million to $915 million. Due to the desire to focus more on the long term results of the company, management has elected to discontinue the practice of providing specific quarterly revenue, margin, and EPS guidance. Management will continue to provide annual guidance updates and progress reports on a quarterly basis.

2005 Annual Meeting

Garmin Ltd. also announced that its annual shareholders’ meeting will be held at 10:00 a.m., Central Time, on June 3, 2005 at the Ritz Charles Conference Center, 9000 West 137th Street, Overland Park, KS 66221. The record date for shareholders entitled to vote at the annual meeting is April 18, 2005.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

       When:      Wednesday, February 9, 2005 at 11:00 a.m. Eastern
       Where:      http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
       How:         Simply log on to the web at the address above or call to listen in at 800-883-9537.
       Contact:    investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 3256928. An archive of the live webcast will be available until March 11, 2005 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2005, and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2003 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2003 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	13-Weeks Ended
	Dec. 25, 2004	Dec. 27, 2003
Net sales	$220,948	$170,144
Cost of goods sold	100,151	74,624

Gross profit	120,797	95,520
Selling, general and
administrative expenses	23,089	19,284
Research and development
expense	17,956	13,571

	41,045	32,855

Operating income	79,752	62,665
Other income/(expense)(A)	(22,164)	6,430

Income before income taxes	57,588	69,095
Income tax provision	9,986	14,510

Net income	$47,602	$54,585

Net income per share:
Basic	$0.44	$0.51
Diluted	$0.44	$0.50
Weighted average common
shares outstanding:
Basic	108,162	108,066
Diluted	109,233	109,094

(A)	Includes $25.3 million of foreign currency losses in Q4 2004 and $4.4 million of gains in Q4 2003.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	Fiscal Year Ended
	Dec. 25, 2004	Dec. 27, 2003
Net sales	$762,549	$572,989
Cost of goods sold	351,310	242,448

Gross profit	411,239	330,541
Selling, general and
administrative expenses	78,991	59,835
Research and development
expense	61,580	43,706

	140,571	103,541

Operating income	270,668	227,000
Other expense (A)	(15,457)	(1,057)

Income before income taxes	255,211	225,943
Income tax provision	49,511	47,309

Net income	$205,700	$178,634

Net income per share:
Basic	$1.90	$1.65
Diluted	$1.89	$1.64
Weighted average common
shares outstanding:
Basic	108,161	108,011
Diluted	109,030	108,902

(A)     Includes $24.8 million of foreign currency losses in 2004 and $6.7 million of losses in 2003.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 25, 2004	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$249,909	$274,329
Marketable securities	64,367	53,127
Accounts receivable, net	110,119	82,718
Inventories	154,980	96,794
Deferred income taxes	36,921	26,812
Prepaid expenses and other current assets	19,069	6,148

Total current assets	635,365	539,928
Property and equipment, net	171,630	104,784
Restricted cash	1,457	1,602
Marketable securities	257,848	168,320
License agreements	22,525	14,966
Other assets, net	26,960	27,345

Total assets	$1,115,785	$856,945

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$53,673	$40,671
Salaries and benefits payable	7,183	4,792
Warranty reserve	15,518	8,399
Income taxes payable	70,933	38,946
Other accrued expenses	28,960	11,626

Total current liabilities	176,267	104,434
Deferred income taxes	5,440	2,821
Stockholders' equity:
Common stock	1,084	1,082
Additional paid-in capital	108,949	104,022
Retained earnings	815,210	663,604
Accumulated other comprehensive loss/gains	8,835	(19,018)

Total stockholders' equity	934,078	749,690

Total liabilities and stockholders' equity	$1,115,785	$856,945